Exhibit 10.1

July 31, 2024
By Email
Mr. James M. Head

Jim:

The purpose of this letter is to formalize our agreement with respect to the transition plan we previously discussed, including the economic arrangements that we have agreed to with respect to the transition. Capitalized terms not defined herein shall have the meaning as set forth in your Employment Agreement with MultiPlan Corporation (“MultiPlan”), effective as of November 15, 2021 (the “Employment Agreement”). Specifically:

1.Your employment with MultiPlan as Executive Vice President, Chief Financial Officer and Treasurer will continue under the terms and conditions of your Employment Agreement until August 5, 2024 (the “Transition Date”). Upon the Transition Date, you will (i) transition to the role of Strategic Advisor, (ii) resign from the office of Executive Vice President, Chief Financial Officer and Treasurer of MultiPlan and any of its subsidiaries or affiliates, and (iii) resign from all other officer and director positions with MultiPlan or any of its subsidiaries or affiliates, but otherwise remain employed by MultiPlan through the earliest of December 31, 2024, your death, or such other date that you and MultiPlan may mutually agree in writing (the “Separation Date”). Upon the Transition Date, your Employment Agreement will terminate (except as to any provisions which survive as expressly set forth herein), and from and after the Transition Date, the terms of your continued employment shall be governed by this letter agreement.
2.While serving as Strategic Advisor, you shall serve as a bridge, resource and advisor for the incoming Chief Financial Officer and advise on capital structure matters, amongst other duties assigned by the Chief Executive Officer and/or the Board.
3.During your continued employment in calendar year 2024 following the Transition Date, you will continue to receive your Annual Base Salary. If and to the extent earned and payable pursuant to the terms and financial performance objectives of the 2024 Incentive Compensation Plan for Senior Executives (the “2024 Bonus Plan”), you will receive your Annual Bonus for 2024 prorated based on the number of calendar days from January 1, 2024 through the Transition Date, payable when MultiPlan pays bonuses to other senior executives for such year and at the payout percentage applied to other individuals subject to the 2024 Bonus Plan.
4.You will also be eligible to receive a discretionary bonus as determined by the Board (or Compensation Committee of the Board of MultiPlan) in its sole discretion.
5.With respect to your equity-based compensation granted under the Omnibus Plan consisting of (i) Options (as defined in the Omnibus Plan) granted on November 29, 2021; (ii) Options granted on March 1, 2022; (iii) Restricted Stock Units (as defined in the Omnibus Plan) granted on March 1, 2023, and (iv) Restricted Stock Units granted on March 1, 2024 (collectively, the “Incentive Awards”), subject to (A) your continued employment through the Separation Date, (B) your continued compliance with the Restrictive Covenants (as defined below) and (C) your execution and non-revocation of a release of claims in favor of MultiPlan in a form substantially similar to the Release, the Incentive Awards that would have vested on March 1, 2025 had you remained employed by MultiPlan on March 1, 2025 shall vest on the Separation Date, and any then-unvested

Incentive Awards shall be forfeited for no consideration on the Separation Date. Vested Incentive Awards (taking into account the acceleration on the Separation Date) shall otherwise continue to be subject to the terms and conditions of the Omnibus Plan and the applicable award agreements.
6.Following the Separation Date, you will be eligible to continue to provide services to MultiPlan as a consultant, on terms and conditions that are mutually agreed upon.
7.The restrictive covenants set forth in Sections 5 through 8 of your Employment Agreement shall continue to apply and shall be incorporated herein by reference (the “Restrictive Covenants”).
8.For purposes of your Employment Agreement, the compensation described herein will supersede and replace the compensation described in such Employment Agreement, and you will not be entitled to any severance payments set forth in your Employment Agreement upon any termination of your employment regardless of the reason for your termination.
9.This letter shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of New York.

To confirm your agreement with the above terms, please sign where indicated below and return the executed copy to MultiPlan.

Sincerely,

MultiPlan Corporation (or any successor thereto)

/s/ Travis Dalton
By: Travis Dalton
Title: Chief Executive Officer

Agreed and Accepted:

/s/ James M. Head
James M. Head
Date: July 31, 2024